EX-99.23(d)(101)


                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                     FIDELITY MANAGEMENT & RESEARCH COMPANY

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and FIDELITY MANAGEMENT & RESEARCH COMPANY, a Massachusetts corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 3, 2004 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to a investment portfolio of the JNL Series Trust; and

     WHEREAS,  pursuant  to  the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

     WHEREAS, in order to reflect the name change of JNL/FMR Capital Growth Fund to JNL/FMR Mid-Cap Equity Fund.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated May 1, 2006, attached hereto.

     2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated May 1, 2006, attached hereto.

         IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of May, 2006.

JACKSON NATIONAL ASSET              FIDELITY MANAGEMENT &
MANAGEMENT, LLC                     RESEARCH COMPANY


By:                                 By:

Name:    MARK D. NERUD              Name:

Title:   CHIEF FINANCIAL OFFICER    Title:


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                                   SCHEDULE A
                                     (Funds)

                           JNL/FMR Mid-Cap Equity Fund
                              JNL/FMR Balanced Fund




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                                   SCHEDULE B
                                 (Compensation)


                           JNL/FMR Mid-Cap Equity Fund

           AVERAGE DAILY NET ASSETS           ANNUAL RATE

           $0 TO $250 MILLION:                    .45%
           $250 TO $750 MILLION:                  .40%
           OVER $750 MILLION:                     .35%

                              JNL/FMR Balanced Fund

           AVERAGE DAILY NET ASSETS           ANNUAL RATE

           $0 TO $250 MILLION:                    .45%
           $250 TO $750 MILLION:                  .40%
           OVER $750 MILLION:                     .35%